UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2007

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

This Report is being filed to announce that Spansion LLC, the wholly owned operating company subsidiary of Spansion Inc. (the “Company”), intends to offer, subject to market and other conditions, $550 million aggregate principal amount of Senior Secured Floating Rate Notes due 2013 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate and other terms of the notes will be determined by negotiations between Spansion LLC and the initial purchasers of the notes.

Spansion LLC expects to use the net proceeds from the offering to repay in full the outstanding obligations under its $500 million credit agreement entered into on November 1, 2006, and for general corporate purposes, including working capital and capital expenditures.

This Report is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This Report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that Spansion LLC may be unable to complete the offering. Other information on potential risk factors that could affect Spansion LLC, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2007 filed with the SEC on May 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.
(Registrant)

Date: May 9, 2007	By:	/s/ Robert C. Melendres

	Name:	Robert C. Melendres
	Title:	Executive Vice President, Chief Legal Officer and Corporate Development and Corporate Secretary

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